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                                          EXHIBIT 11
                                        SUNAMERICA INC.
                        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               For the three months and nine months ended June 30, 1995 and 1994
                           (In thousands, except per share amounts)
                                                    Three months            Nine months
                                                --------------------    --------------------
                                                    1995        1994        1995        1994
                                                --------    --------    --------    --------
Average number of common and common stock
  equivalent shares outstanding during
  the period:
    Common Stock issued and outstanding at
      beginning of period                         36,168      33,172      35,803      33,163
    Average number of common shares issued
      upon exercise of employee stock options
      or under other employee stock plans             29          89         327          57
    Average number of common stock equivalent
      shares arising from outstanding employee
      stock options                                1,090         806         937         897
    Average number of shares issuable upon
      conversion of convertible preferred stock:
        Series A Mandatory Conversion
          Premium Dividend Preferred Stock            --       2,476          --       2,476
        Series D Mandatory Conversion
          Premium Dividend Preferred Stock         5,001       5,003       5,002       5,003
                                                --------    --------    --------    --------
  Average number of common and common stock
    equivalent shares outstanding during
    the period                                    42,288      41,546      42,069      41,596
                                                ========    ========    ========    ========
Earnings applicable to common stock:
  Income before cumulative effect of change
    in accounting for income taxes              $ 48,265    $ 42,063    $140,753    $121,634
  Less preferred dividend requirements other
    than those related to convertible issues:
      9-1/4% Preferred Stock, Series B            (2,911)     (3,249)     (9,409)     (9,747)
      SunAmerica Adjusted Rate Cumulative
        Preferred Stock, Series C                   (876)       (856)     (2,691)     (2,560)
                                                --------    --------    --------    --------
  Income before cumulative effect of change
    in accounting for income taxes
    applicable to common stock                    44,478      37,958     128,653     109,327
  Cumulative effect of change in accounting
    for income taxes                                  --          --          --     (33,500)
                                                --------    --------    --------    --------
  Net income applicable to common stock         $ 44,478    $ 37,958    $128,653    $ 75,827
                                                ========    ========    ========    ========
Earnings per common and common equivalent
  share:
    Income before cumulative effect of
      change in accounting for income taxes     $   1.05    $   0.91    $   3.06    $   2.63
    Cumulative effect of change in accounting
      for income taxes                                --          --          --        (.81)
                                                --------    --------    --------    --------
    Net income                                  $   1.05    $   0.91    $   3.06    $   1.82
                                                ========    ========    ========    ========
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